Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TERADYNE, INC.

(“Parent”)

TURIN ACQUISITION CORP.

(“Merger Sub”)

and

EAGLE TEST SYSTEMS, INC.

(the “Company”)

Dated as of September 1, 2008

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EXHIBITS

Exhibit A	Form of Stockholders’ Agreement

Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit C	Form of Bylaws of the Surviving Corporation

SCHEDULES

Schedule A	Supporting Stockholder List

Company Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of September 1, 2008 by and among Teradyne, Inc., a Massachusetts corporation (“Parent”), Turin Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Eagle Test Systems, Inc., a Delaware corporation (the “Company”).

RECITALS:

A. The Boards of Directors of Parent and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company upon the terms and subject to the conditions set forth herein.

B. The acquisition of the Company shall be effected through a merger (the “Merger”) of Merger Sub into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of Parent.

C. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Stockholder Agreements”), pursuant to which such stockholders have, among other things, agreed to give Merger Sub a proxy to vote all of the shares of capital stock of the Company that such stockholders own.

D. The Board of Directors of the Company (the “Company Board of Directors”) has unanimously, on the terms and subject to the conditions set forth herein: (i) determined that the Merger is in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Merger; and (iii) determined to recommend that the Company’s stockholders adopt this Agreement.

F. The Board of Directors of, or authorized committee thereof, Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously declared advisable this Agreement and the Merger.

G. Parent, Merger Sub and the Company desire to (i) make certain representations and warranties in connection with the Merger; (ii) make certain covenants and agreements in connection with the Merger; and (iii) prescribe various conditions to the Merger.

THE PARTIES AGREE AS FOLLOWS:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL; and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation”. The Merger shall have the effects set forth in Section 259 of the DGCL.

(b) Merger Sub and the Surviving Corporation shall take all necessary action such that: (i) the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto until thereafter changed or amended as provided therein or by applicable Law; and (ii) the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit C until thereafter changed or amended as provided therein or by applicable Law.

Section 1.2 Effective Time.

Parent, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger have been duly filed with the Secretary of State of the State of Delaware or such date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

Section 1.3 Closing.

The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on a date to be specified by the parties, such date to as soon as practicable and in no event later than the fifth (5th) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.4 Directors and Officers of the Surviving Corporation.

The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.5 Subsequent Actions.

If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.6 Stockholders’ Meeting.

(a) As promptly as practicable following the date of this Agreement (and in any event within ten (10) Business Days), the Company shall prepare and file as promptly as practicable with the Securities and Exchange Commission (the “SEC”) a proxy for a special meeting of the Company’s stockholders (the “Special Meeting”) (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement; provided, that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel with the intention that the Proxy Statement be in a form ready to print and mail to the stockholders of the Company as promptly as practicable following the date of this Agreement. Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Proxy Statement. Subject to Section 5.2(c) hereof, the Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL (the “Company Recommendation”) and the opinion of the Company Financial Advisor referred to in Section 3.19. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Merger Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent, Merger Sub and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to the Company’s stockholders unless it has first obtained the consent of Parent and Merger Sub to such mailing, which consent shall not be unreasonably withheld, conditioned or delayed. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.6(b)(ii), mailed to holders of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), in each case as and to the extent required by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the SEC (or its staff).

(b) The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable Law:

(i) (A) as promptly as practicable following the date of this Agreement set a record date for, call and give notice of the Special Meeting for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Merger Sub, with the meeting date being no later than thirty (30) Business Days following the earliest of the date on which the SEC staff advises the Company that it has no further comments on the Proxy Statement (or that the SEC staff advises that it is not reviewing the Proxy Statement) or that the Company may commence mailing the Proxy Statement); and (B) as promptly as practicable following the date of this Agreement, convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its stockholders; and

(iii) use its reasonable best efforts to: (A) solicit from its stockholders proxies in favor of the adoption of this Agreement; and (B) secure any approval of stockholders of the Company that is required by the DGCL and any other applicable Law to effect the Merger.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holders of any securities of the Company or common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Merger Sub Common Stock. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company and any Shares owned by Parent, Merger Sub or any of their respective subsidiaries or affiliates shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into the right to receive $15.65 per share, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “Certificate” and collectively, the “Certificates”) or book-entry share (each, a “Book-Entry Share” and collectively, the “Book-Entry Shares”) representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest thereon.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

Section 2.2 Exchange of Certificates and Book Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) designate a bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”), which Paying Agent shall be reasonably acceptable to the Company and (ii) enter into a paying agent agreement with such Paying Agent to act as agent for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in an amount equal to the aggregate Merger Consideration (such funds, the “Exchange Fund”). Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares. In the event the Exchange Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Paying Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent and Merger Sub shall cause the Paying Agent to mail to each holder of record of a Certificate(s) or Book-Entry Share(s), which immediately prior to the Effective Time represented outstanding Shares, and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Such letter and instructions can be faxed to the holder of record upon request. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. Such payment shall be made to the holder of record by bank check; provided, that any holder of record entitled to a payment in excess of $500,000 shall have the right to receive payment by electronic wire transfer, in which case payment shall be made net of any applicable wire transfer fees. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition precedent of payment that: (x) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer; and (y) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, neither the

Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation.

(e) Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts that Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(g) Investment of Exchange Fund. The Paying Agent shall invest all cash held by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to (i) direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, (ii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or (iii) money market funds invested solely in any of the foregoing, or a combination thereof; and provided, further, that if the value of the cash held by the Paying Agent pursuant to this Section 2.2 is reduced below the amount necessary to pay any unpaid Merger Consideration, Parent shall immediately deposit additional funds with the Paying Agent sufficient to correct this deficiency. Any interest and other income resulting from such investments shall be the property of Parent and paid to Parent upon demand.

Section 2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration, but instead the holder of such Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the Appraisal Rights. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration.

(b) The Company shall serve prompt notice to Merger Sub of any demands received by the Company for dissenter’s rights of any Shares, and Merger Sub shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Merger Sub, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4 Treatment of Company Options.

(a) At the Effective Time, each option to purchase shares of Common Stock granted under the Company Stock Plans (each, a “Company Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed and converted automatically at the Effective Time into an option to acquire shares of Parent Stock, on substantially the same terms and conditions as were applicable under such Company Option (including vesting schedule) except that (i) the number of shares of Parent Stock subject to each such option or right shall be determined by multiplying the number of shares of Common Stock subject to such Company Option immediately prior to the Effective Time by a fraction (the “Equity Award Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Stock on the New York Stock Exchange over the five consecutive trading days immediately preceding (but not including) the Closing Date (rounded down to the nearest whole share) and (ii) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Common Stock otherwise purchasable pursuant to such Company Option immediately prior to the Effective Time divided by (y) the Equity Award Exchange Ratio. As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of a Company Option an appropriate notice setting forth the terms of such assumption and conversion. With respect to any Company Option that is an “incentive stock option” (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, the parties hereto intend that such assumption and conversion shall, to the extent reasonably practicable, conform to the requirements of Section 424(a) of the Code.

(b) Parent shall take such actions as are necessary for the assumption of the Company Options pursuant to this Section 2.4, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.4. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Stock subject to the assumed Company Options as soon as practicable and in no event later than the fifth (5th) Business Day following the Effective Time.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) or as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, or any report filed with the SEC by the Company pursuant to the Exchange Act after the date of filing of such Form 10-K filed with the SEC on the SEC’s EDGAR system at least three Business Days prior to the date hereof (other than any information in the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections of such Company SEC Documents, and other than any other forward-looking statements contained in such Company SEC Documents that are of a nature that they speculate about future developments) (the “Designated SEC Documents”), the Company represents and warrants to Parent and Merger Sub as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is readily apparent from the disclosure made.

Section 3.1 Organization.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, individually, or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company. Section 3.1(b) of the Company Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each such Subsidiary. All equity interests (including partnership interests and limited liability company interests) of such Subsidiaries (i) are owned, of record and beneficially, by the Company or by another Subsidiary of the Company free and clear of all Liens and (ii) have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. Other than the Subsidiaries of the Company set forth on Section 3.1(b) of the Company Disclosure Schedule, the Company does not own or control, directly or indirectly, a 5% or greater equity interest in any Person.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 90,000,000 shares of Common Stock; and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on August 29, 2008, there were 23,039,801 shares of Common Stock issued and outstanding. Since such time and date, no additional shares of Common Stock have been issued except pursuant to exercises of Company Options pursuant to the Company Stock Plans, in each case, in accordance with their terms or as specifically described in Section 3.2(a) of the Company Disclosure Schedule. No shares of Common Stock are held in the treasury of the Company or by any Subsidiary of the Company. No shares of Preferred Stock have been designated, issued or outstanding. No shares of Common Stock are reserved for issuance other than 2,600,000 shares of Common Stock reserved for issuance pursuant to the Company Stock Plans (consisting of 1,198,247 shares subject to outstanding Company Options and 1,401,753 shares available for future grants). There are no bonds, debentures, notes or other Indebtedness having voting rights of the Company or any of its Subsidiaries (“Voting Debt”), whether issued by the Company, any of its Subsidiaries or any other Person, issued and outstanding. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to or issued in violation of any preemptive rights.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options, indicating with respect to each such Company Option (i) the name of the holder thereof, (ii) the Company Stock Plan under which it was granted, (iii) the number of shares of Common Stock subject to such Company Option, (iv) the exercise price, (v) the date of grant, and (vi) the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. There are no outstanding options to purchase shares of Common Stock other than options issued pursuant to the Company Stock Plans. The Company has delivered to Parent complete and accurate copies of the Company Stock Plans and the forms of all stock option agreements evidencing Company Options.

(c) Except as described in this Section 3.2: (i) there are no shares of capital stock or other equity securities of the Company, or securities exchangeable into or exercisable for such equity securities, authorized, designated, issued or outstanding; (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or securities exchangeable into or exercisable for shares of capital stock to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries is bound, obligating the Company or any of the Company’s Subsidiaries to: (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company, securities convertible into or exchangeable for such shares or equity interests or any Voting Debt; (B) grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement; or (C) redeem or otherwise acquire any such shares of capital stock, securities exchangeable into or exercisable for shares of capital stock, or other equity interests. There are no obligations of the Company or any of the Company’s Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. Since March 9, 2006, the Company has not declared or paid any dividend or distribution in respect of the Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Common Stock, and the Company Board of Directors has not authorized any of the foregoing. Neither the Company nor any of the Company’s Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any of the Company’s Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of the Company’s Subsidiaries.

(d) The Company’s past and current stock option grant practices (i) complied with all applicable Company Stock Plans, stock exchange rules and applicable Laws, (ii) have been fairly presented in accordance with United States generally accepted accounting principles (“GAAP”) in the Company’s financial statements, and (iii) have resulted only in exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Law. As of the date of this Agreement, the Company has no ongoing internal review of any irregularities in its past or current stock option practices.

(e) The Company has delivered or made available to Parent a copy of the certificate or articles of incorporation and by-laws (or like organizational documents) of the Company and each of its Subsidiaries, and each such copy is true, correct and complete and each such instrument is in full force and effect.

(f) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Affiliate of the Company, is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries. The Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights.

Section 3.3 Authorization; Validity of Agreement; Company Action.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger, have been duly and validly authorized by the Company Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation of the Merger, subject to the adoption of this Agreement by the holders of a majority of all of the Shares entitled to vote thereon. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4 Board Approvals.

The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders; (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Merger; (iii) approved this Agreement and the Merger, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which, assuming the accuracy of the representations and warranties in Section 4.6, this Agreement and the transactions contemplated hereby, are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL or any other “moratorium”, “control share”, “fair price”, “takeover” or “interested stockholder” or similar Law that might otherwise apply; (iv) recommended that the stockholders of the Company adopt this Agreement; and (v) directed that this Agreement be submitted to the stockholders of the Company for their adoption and approval. No further corporate action is required by the Company Board of Directors, pursuant to the DGCL or otherwise, in order for the Company to approve this Agreement or the Merger, subject to the adoption of this Agreement by the holders of a majority of the outstanding Shares, as contemplated by Section 1.6, which is the only stockholder vote that is required for adoption of this Agreement and the consummation of the Merger by the Company.

Section 3.5 Consents and Approvals; No Violations.

None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or compliance by the Company with any of the provisions of this Agreement will: (i) violate, conflict with or result in any breach of any provision of the Company’s certificate of incorporation or bylaws or any comparable documents of any of the Company’s Subsidiaries; (ii) require any filing by the Company or any of its Subsidiaries with, or the issuance of any permit, authorization, consent or approval by, any federal, state, local, foreign or supranational court, arbitral tribunal, administrative agency, commission or other governmental or regulatory authority or agency, including any self-regulatory organization (each, a “Governmental Entity”) (except for: (A) compliance with any applicable requirements of the Exchange Act or the Nasdaq Global Market (the “Nasdaq”); (B)

the filing of the Certificate of Merger with the Delaware Secretary of State; (C) the filing by the Company with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any similar filing under any foreign antitrust Law; or (D) the filing with the SEC and the Nasdaq of the Proxy Statement and such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Merger; (iii) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, cancellation or acceleration) under, result in the loss of a benefit, the imposition of an obligation or the creation of a Lien under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (the “Company Agreements”); or (iv) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii), (iii) or (iv) where: (x) any failure to obtain such permits, authorizations, consents or approvals; (y) any failure to make such filings; or (z) any such modifications, violations, rights, breaches, defaults, losses of benefits, impositions of obligations, or creations of Liens have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Company SEC Documents and Financial Statements.

Since March 9, 2006, the Company has timely filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) with the SEC, including those documents required to be filed or furnished (as applicable) under the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (such documents and any other documents filed by the Company with the SEC, including those that the Company may file after the date hereof until the Closing, as amended since the time of their filing, collectively, the “Company SEC Documents”) and complete and correct copies of all such Company SEC Documents are available to Parent through public sources. As of their respective filing dates (or if amended subsequent to filing, as of the date of their last amendment filed prior to the date of this Agreement) and, in the case of any proxy statement, as of the date mailed to shareholders and the date of the meeting, the Company SEC Documents: (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be and the applicable rules and regulations of the SEC thereunder. All of the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (collectively, the “Financial Statements”): (A) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act); and (B)

fairly present in all material respects the financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein consistent with the books and records of the Company and its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

Section 3.7 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. The Company’s disclosure controls and procedures are effective to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is (i) made known on a timely basis to the individuals responsible for the preparation of the Company’s documents that it files or furnishes under the Exchange Act, (ii) recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (iii) accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has established and maintains a system of internal accounting controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) to ensure the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including without limitation such policies and procedures specified in Rule 14a-15(f)(1)-(3) of the Exchange Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended September 30, 2007, and such assessment concluded that such controls were effective. The assessment of the effectiveness of the Company’s internal controls over financial reporting has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included in the Company SEC Documents. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board of Directors and on Section 3.7(a) of the Company Disclosure Schedule (x) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the

Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c) Since March 9, 2006, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company the Board of Directors or any committee thereof or to any director or officer of the Company.

(d) The Company has not, since March 9, 2006, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or Executive Officer of the Company. There are no loans or extensions of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(e) To the Company’s Knowledge, Ernst & Young LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

Section 3.8 Absence of Certain Changes.

Since June 30, 2008 (the “Balance Sheet Date”), the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, there has not been (i) any event, fact, circumstance, change or effect, either individually or in the aggregate with all such other events, facts, circumstances, changes or effects, that has had, or would reasonably be expected to have, a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Parent pursuant to Sections 5.1(a), (b), (d), (e), (h), (i), (j), (k), (l), (m), (n), (o), (p) and (q) of this Agreement had such action or event occurred after the execution of this Agreement.

Section 3.9 No Undisclosed Liabilities.

Except: (a) as reflected or otherwise reserved against on the balance sheet of the Company as of June 30, 2008 included in the Financial Statements; (b) for liabilities and obligations incurred since June 30, 2008 in the ordinary course of business consistent with past practice; (c) for liabilities and obligations for investment banking, accounting and legal fees incurred in connection with the negotiation, execution and delivery of this Agreement or the Merger; (d) for liabilities and obligations incurred under any Company Agreement; (e) for liabilities and obligations which have been discharged or paid in full; and (f) liabilities that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has incurred any liabilities or obligations of any nature (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP).

Section 3.10 Litigation.

There is no material claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, whether in law or equity, civil, criminal, administrative or otherwise (individually, a “Legal Proceeding”), pending against (or, to the Company’s Knowledge, threatened against or naming as a party thereto) the Company or any of the Company’s Subsidiaries. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to lead to a Legal Proceeding that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company’s Subsidiaries is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity.

Section 3.11 Employee Benefit Plans; ERISA.

(a) “Benefit Plans” means all material benefit plans, programs, policies, agreements or other arrangements (whether written or oral), including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, including, without limitation, indemnification or “gross-up” provisions with respect to any compensation or benefit arrangement, in each case that are entered into, sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any of their ERISA Affiliates, in which present or former employees of the Company or any of its Subsidiaries participate; provided that Benefit Plans shall not include any Foreign Plans or any plan, program or arrangement under which any Governmental Entity provides compensation or benefits as required under the Laws of a jurisdiction outside of the United States. “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary. For purposes of this Agreement, the term “Foreign Plans” shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Benefit Plan had it been a United States plan, program or contract, provided that Foreign Plans shall not include any plan, program or arrangement under which any Governmental Entity provides compensation or benefits as required under the Laws of a jurisdiction other than the United States. It is agreed and understood that no representation or warranty is made in respect of employee benefit matters in any Section of this Agreement other than this Section 3.11.

(b) Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all Benefit Plans and Foreign Plans. The Company has heretofore made available to Parent copies of each of the Benefit Plans and certain related documents, including, but not limited to: (i) each writing constituting a part of such Benefit Plan, including all amendments thereto (or a written summary of any unwritten Benefit Plan); (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the Internal Revenue Service (the “IRS”) (if applicable) for such Benefit Plan; (iv) the most recent financial statements for each Benefit Plan; (v) each trust agreement, group annuity contract and summary plan description, if any, relating to such Benefit Plan; (vi) all personnel, payroll and employment manuals and policies; (vii) all employee handbooks and (viii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

(c) (i) The Company and each Subsidiary, and each ERISA Affiliate are in compliance in all material respects with current applicable provisions of ERISA and the Code, and each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and applicable Law including applicable provisions of ERISA and the Code and the regulations thereunder; (ii) each of the Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code; (iv) no Benefit Plan provides medical or other welfare benefits following termination of employment, other than: (A) coverage mandated by applicable Law; or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no Benefit Plan subject to ERISA holds securities issued directly to it by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates; (vi) all contributions, premiums or other amounts payable by the Company or its Subsidiaries or their ERISA Affiliates as of the date hereof with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries; (ix) all filings and reports as to each Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted; provided that to the extent not so submitted there will be no material liability to the Company; and (x) all Foreign Plans: (A) have been maintained in material accordance with their terms and all applicable Laws and requirements; (B) if they are intended to qualify for special Tax treatment, meet all material requirements for such treatment; and (C) if they are required to be funded and/or book-reserved, are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

(d) With respect to any Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other United States governmental agencies is in progress or, to the Knowledge of the Company, pending or threatened.

(e) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) Each of the Company and each Subsidiary is in material compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment.

(g) Each Benefit Plan is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries which are a party thereto or covered thereby at any time without material liability to the Company or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Benefit Plan. The investment vehicles used to fund the Benefit Plans may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(h) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, Executive Officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, Executive Officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(i) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) (i) has been operated since January 1, 2005 in reasonable, good faith compliance with Code Section 409A, IRS Notice 2005-1 and the regulations thereunder and (ii) is in documentary compliance with the requirements of Code Section 409A, IRS Notice 2005-1 and the regulations thereunder. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Benefit Plan had an exercise price that was or may have been less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

Section 3.12 Taxes.

Except as would not have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (ii) the Company and each of its Subsidiaries have paid all Taxes shown as due on such Tax Returns; (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (iv) neither the Company nor any Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (v) neither the Company nor any Subsidiary (A) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of applicable Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any Subsidiary, or (B) is a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement; (vi) all Taxes that the Company or any Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity; and (vii) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Sections 1.601 l-4(b)(2) or 301.6111-2(b) or any analogous provision of state or local Law.

Section 3.13 Contracts.

(a) Other than those (x) identified in Section 3.13(a) of the Company Disclosure Schedule (y) filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, or (z) under which neither the Company nor any of its

Subsidiaries has any remaining liabilities or obligations (whether actual or contingent), neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or other instrument or obligation (written or oral):

(i) that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relating to the incurring of Indebtedness by the Company or any of its Subsidiaries in an amount in excess of $500,000 in the aggregate;

(iii) with any Affiliate of the Company (other than any such contract, agreement or other instrument or obligation (A) entered into with a Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company, (B) that provides only for standard employee benefit generally made available to all employees of the Company and its Subsidiaries, (C) that provides only for purchase of shares of the Company’s common stock and/or the issuance of options to purchase shares of the Company’s common stock, in each case as approved by the Company Board of Directors or its Compensation Committee or (D) the Stockholder Agreement and other similar agreements executed in connection with the Merger);

(iv) containing any non-competition, exclusive dealing or other similar agreement, commitment, or obligation that has, or would reasonably be expected to result in, the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted;

(v) under which the Company or any Subsidiary is now, or following the Effective Time, Parent or any of Parent’s Affiliates (including without limitation the Company or any of its Subsidiaries) would be, restricted from selling, licensing or otherwise distributing any of their respective technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(vi) containing a “most favored nation” clause or other term providing preferential pricing or treatment to a third party other than pricing discounts given to customers in the ordinary course of business consistent with past practice;

(vii) under which a third party would be entitled to receive a license or any other right to intellectual property of Parent or any of Parent’s Affiliates following the Closing;

(viii) providing for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries;

(ix) providing a license to any third party for the right to use or reproduce any Company Intellectual Property except agreements with customers or other end-user customers of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(x) providing licenses, sublicenses or other agreements pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to Company and its Subsidiaries, taken as a whole, excluding any non-exclusive, generally commercially available, off-the-shelf software programs;

(xi) pursuant to which the Company or any of its Subsidiaries leases any real property to or from a third party; or

(xii) relating to the manufacturing or supply of any material item used by the Company or a Subsidiary that is a single or sole source of manufacturing or supply.

(such contracts set forth in Section 3.13(a) of the Company Disclosure Schedule, otherwise described in clauses (i) through (xii), or set forth in the exhibit index of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, the “Company Material Contracts”). Complete and accurate copies of all Company Material Contracts have heretofore been furnished to Parent. Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in a Designated SEC Document.

(b) Except as would not have a Company Material Adverse Effect: (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a breach of or default under); and (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a breach of or default under any such Company Material Contract). Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that: (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally; and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) There are no provisions in any instrument related to Indebtedness of the Company or any of its Subsidiaries that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration.

Section 3.14 Title to Properties; Encumbrances.

Section 3.14 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries and the location of the premises. The Company and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material tangible assets and properties it holds or uses, in each case subject to no Liens, except for: (a) Liens consisting of zoning, entitlement or other land use or environmental regulations of any Government Entity, which, individually or in the aggregate, do not materially impair the value of such properties or the use of such properties in the ordinary course consistent with past practice; (b) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements; and (c) Liens constituting a carrier’s, warehousemen’s, mechanics’, materialmen’s, repairman’s or other similar Lien arising in the ordinary course of business consistent with past practice (the foregoing Liens in clauses (a)-(c), “Permitted Liens”). The Company and each of its Subsidiaries is in compliance with the terms of all material leases of tangible properties to which they are a party, except for non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has ever owned any real property.

Section 3.15 Intellectual Property.

(a) For purposes of this Agreement, the term “Intellectual Property” means all proprietary rights of every kind and nature throughout the world owned or used by the Company or any of its Subsidiaries in the operation of the business of the Company or its Subsidiaries as it is currently conducted and as it is currently proposed to be conducted, including, without limitation, all rights and interests pertaining to or deriving from (i) patents, patent rights, patent applications (including all provisionals, reissues, reexaminations, revisions, divisions, continuations, continuations-in-part and extensions of any patent or patent application and foreign counterparts), inventions, discoveries, improvements, innovations, industrial designs, and all applications for registration of the foregoing; (ii) copyrights, registrations and applications for copyrights, works, derivative works, software (including, without limitation, all executables, libraries, controls and source code), software documentation, database rights, mask works, domain names, domain name registrations, web sites, web pages, moral rights, rights of privacy and publicity, and all applications for registration of the foregoing; (iii) trade secrets, know-how, processes, methods, data, formula, and information (including, without limitation, ideas, research and development, formulas, compositions and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals) (collectively, “Trade Secrets”); and (iv) trademarks, service marks, trade names, logos, designs, brand names, domain names, trade dress, and slogans (including, without limitation, the name of the Company and each of its Subsidiaries and any fictitious names used by the Company or any of its Subsidiaries) and all goodwill associated with any of the foregoing, and all applications for registration of the foregoing.

(b) Except as would not have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

(c) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement to which the Company or any of its Subsidiaries is a party relating to any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

(d) All patents, patent applications, trademark and service mark applications and registrations for trademarks, service marks, copyrights and other forms of Intellectual Property included in the Company Intellectual Property that is the subject of any application, registration, filing, certificate, or other document issued by, filed with, or recorded by any Governmental Entity (“Registered Intellectual Property”), are subsisting and have not expired or been cancelled or abandoned, except for such issuances, registrations or applications that the Company has permitted to expire or be cancelled or abandoned in its reasonable business judgment.

(e) Except as would not have a Company Material Adverse Effect: (i) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement or misuse of Intellectual Property by the Company or any of its Subsidiaries in connection with the conduct of the business of the Company or any of its Subsidiaries; and (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries has not infringed, and does not infringe, any intellectual property rights of any person. The Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid and effective license agreements.

(f) The Company has taken and takes commercially reasonable steps to protect and preserve its rights in any material Intellectual Property of the Company and its Subsidiaries (including executing confidentiality and intellectual property assignment agreements with current and past Executive Officers and current and past employees and contractors that have or had a role in the development of the Company’s products, including software, and Intellectual Property of the Company and its Subsidiaries). No prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or, to the Knowledge of the Company, has any ownership in any Intellectual Property used by the Company or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where the Company or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of the Company or any of its Subsidiaries as needed by such consultants or contractors).

(g) To the Knowledge of the Company, no third party is infringing, violating or misappropriating in any material respect any of the Company Intellectual Property.

Section 3.16 Labor Matters.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a list of all employees of the Company and each of its Subsidiaries whose annual base salary exceeds $100,000 per year for the fiscal year ending September 30, 2008, along with the position and the annual base salary of each such person. Each current or past employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to Parent. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time, as the case may be. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization or works council. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and each Subsidiary are in material compliance with all applicable laws relating to the hiring, employment, and termination of employees.

(b) No employee of the Company or any of its Subsidiaries (i) has an employment agreement for employment that is not at will, (ii) to the Company’s Knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company or any of its Subsidiaries.

(c) Section 3.16(c) of the Company Disclosure Schedule contains a list of all independent contractors and consultants currently engaged by the Company or any of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such person or entity. None of such independent contractors or consultants is a party to a written agreement or contract with the Company or any of its Subsidiaries. Each such independent contractor and consultant has entered into a confidentiality and assignment of inventions agreement with the Company or any of its Subsidiaries, a copy or form of which has previously been delivered to Parent. There are no, and at no time have been, any independent contractors or consultants who have provided services to the Company for a period of six (6) consecutive months or longer. Neither the Company not any of its Subsidiaries has ever had any temporary or leased employees.

(d) Since December 31, 2006 and continuing through the Closing Date, neither the Company nor any of its Subsidiaries has caused or will cause any “employment loss” (as that term is defined or used in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq) or been obligated to provide notice or payment in lieu of notice under any comparable local provision.

(e) Neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which either the Company or any of its Subsidiaries would reasonably be expected to incur, any material liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

(f) Section 3.16(f) of the Company Disclosure Schedule contains a list of all employees of the Company employed in the United States who are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire. All other persons employed by the Company in the United States are citizens or permanent residents. All persons employed in other jurisdictions are employed in compliance with local Laws.

Section 3.17 Compliance with Laws; Permits.

(a) The Company and each of the Company’s Subsidiaries have complied with and not defaulted under or violated any applicable Laws and none of them has violated, or been threatened to be charged or given notice of any violation of any Law, at any of their respective properties, except where such non-compliance, default or violation, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company, any of its Subsidiaries, nor any of their respective directors, officers, employees nor, to the Knowledge of the Company, consultants, joint venture partners, agents, representatives or any other Person associated with or acting on their behalf, have directly or indirectly (i), made, promised, offered, or authorized (A) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate, or (B) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment, or (ii) violated the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction outside the United States.

(c) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any such Company Permit, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, other than failures to be in compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, other than cessations of effectiveness that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 3.18 Information in the Proxy Statement.

The Proxy Statement, at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for any meeting of Company stockholders to be held in connection with the Merger which has become false or misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of applicable federal securities Laws.

Section 3.19 Opinion of Financial Advisor.

The Company Board of Directors has received the written opinion, dated the date of this Agreement, of Lehman Brothers Inc. (the “Company Financial Advisor”), to the effect that, subject to the qualifications, limitations and assumptions set forth therein, as of the date of such opinion, the Merger Consideration to be offered to the holders of the Shares is fair, from a financial point of view, to such holders. As soon as practicable, and in no event later than the second (2nd) Business Day after the date of this Agreement, the Company will deliver a true and correct signed copy of such opinion to Parent. The Company Financial Advisor has agreed to consent to the inclusion of such written opinion in the Proxy Statement so long as the full text of such opinion is reproduced therein and the Company Financial Advisor has approved in advance the text of any accompanying disclosure.

Section 3.20 Insurance.

The Company and its Subsidiaries maintain insurance coverage with reputable insurance carriers, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Neither the Company nor any of its Subsidiaries has materially breached or defaulted and has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies. No such insurance policy shall terminate or lapse by reason of the Merger.

Section 3.21 Environmental Laws and Regulations.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have complied with all, and have not violated or defaulted under any, applicable Environmental Laws or requirements of any permits, licenses or approvals issued under such Environmental Laws; (ii) the Company and each of its Subsidiaries hold all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted, a true and complete list of which is included in Section 3.21(a) of the Company Disclosure Schedule; (iii) there are no past, pending or, to the Company’s Knowledge, threatened Environmental Claims against the Company or any Company Property; (iv) to the Company’s Knowledge, there is no Contamination of or at any Company Property (including soils, groundwater, surface water, buildings or other structures); (v) to the Company’s Knowledge, there was no Contamination of or at any Company Property during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries are subject to liability for a Release by the Company or any Subsidiary or, to the Knowledge of the Company, any other Person, of any Hazardous Material or Contamination on the property of any third party; (vii) neither the Company nor any of its Subsidiaries has Released any Hazardous Material to the environment in violation of any Environmental Laws; (viii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; (ix) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Materials; (x) to the Company’s Knowledge, none of the Company Properties is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any Governmental Entity with respect to sites from which there is or has been a Release of any Hazardous Material or any Contamination; (xi) to the Company’s Knowledge, none of the Company Properties is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Materials, excepting, however, for the routine storage and use of Hazardous Materials from time to time in the ordinary course of business consistent with past practice, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for military purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products; (xii) there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any Company Property, and no underground tank previously located on these properties has been removed therefrom; and (xiii) to the Knowledge of the Company, there are no facts or circumstances, conditions or occurrences regarding the current or former business, assets or operations of the Company or any of its Subsidiaries or any Company Property that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any Company Property.

Section 3.22 Brokers; Expenses.

Except for the Company Financial Advisor, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has delivered to Parent a complete and accurate copy of all agreements entered into with the Company Financial Advisor in connection with the Merger.

Section 3.23 Takeover Statutes.

Assuming the accuracy of the representations and warranties in Section 4.6, the approval of the Company Board of Directors of this Agreement and the transactions contemplated hereby is the only action necessary to render inapplicable (to the extent otherwise applicable) to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL and, similar “moratorium”, “control share”, “fair price”, “takeover” or “interested stockholder” Laws.

Section 3.24 Relationships with Customers, Suppliers, Distributors and Sales Representatives.

Neither the Company nor any of its Subsidiaries has received any written, or to the Company’s Knowledge oral, notice that any material customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise materially and adversely modify or not renew its relationship with the Company or any Subsidiary, and, to the Knowledge of the Company, no such action has been threatened. Section 3.24 of the Company Disclosure Schedule sets forth all manufacturers or suppliers of the Company or any of its Subsidiaries who are the single or sole source of such manufacture or supply (other than public utilities).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization.

Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger.

Section 4.2 Authorization; Validity of Agreement; Necessary Action.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (other than the adoption of the Agreement by the sole stockholder of Merger Sub) and will be adopted by the sole stockholder of Merger Sub and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware no other corporate proceedings on the party of Parent or Merger Sub are necessary to authorize the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Consents and Approvals; No Violations.

None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (i) violate or conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub; (ii) require any filing by Parent or Merger Sub with, or the issuance of any permit, authorization, consent or approval by, any Governmental Entity (except for: (A) compliance with any applicable requirements of the Exchange Act; (B) the filing of the Certificate of Merger with the Delaware Secretary of State; or (C) the filing by Parent and/or Merger Sub with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form required under the HSR Act and any similar filing under any foreign antitrust Law, or (iii) violate any Law applicable to Parent or Merger Sub, any of their Subsidiaries, or any of their properties or assets, except in the case of clauses (ii) or (iii) where: (x) any failure to make such filings; or (y) such violations would not, individually or in the aggregate, impair in any material respect the ability of each of Parent or Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Merger.

Section 4.4 Litigation.

There is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree of a Governmental Entity, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Merger.

Section 4.5 Information in the Proxy Statement.

None of the information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders or at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Ownership of Company Capital Stock.

There are no contracts, agreements, arrangements or understandings between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Company Board of Directors approving this Agreement and the transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, or any transactions contemplated by this Agreement.

Section 4.7 Sufficient Funds.

Parent has, and at the date of the Effective Time will have, a combination of cash, available lines of credit, credit facilities and committed financing to enable it to pay the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby.

Section 4.8 Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the Merger. As of the Effective Time, all of the outstanding capital stock of Merger Sub will be owned directly by Parent. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Merger, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person, which would, individually or in the aggregate, impair in any material respect the ability of Merger Sub to perform its obligations under this Agreement or prevent the consummation of the Merger.

Section 4.9 No Vote of Parent Stockholders.

No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Merger.

Section 4.10 Finders or Brokers.

Except for Goldman, Sachs & Co., neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.11 Ownership of Shares.

As of the date of this Agreement, neither Parent, Merger Sub nor any of their respective Subsidiaries beneficially owns, directly or indirectly, any Shares or other securities convertible into, exchangeable into or exercisable for shares of Common Stock. Except for the Stockholder Agreements, there are no voting trusts or other agreements, arrangements or understandings to which Parent, Merger Sub or any of their respective subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent, Merger Sub or any of their respective Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity or voting interest of the Company or any of its Subsidiaries.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Interim Operations of the Company.

Except as set forth in Section 5.1 of the Company Disclosure Schedule, as required pursuant to this Agreement, applicable Laws or as agreed in writing by Parent, from the date hereof until the earlier of: (A) the valid termination of this Agreement in accordance with Article VIII hereto; and (B) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its businesses in all material respects in the ordinary course consistent with past practice (including the preparation, on or before November 26, 2008, of the Company’s audited consolidated financial statements for the year ended September 30, 2008) and will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it, including maintaining existing relationships with suppliers, distributors, customers, licensors, employees and others having business relationships with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of the remainder of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. The Company shall, and shall use its commercially reasonable efforts to cause Ernst & Young, LLP to, cooperate with Parent and Parent’s Representatives regarding the preparation of such financial statements and financial information as Parent shall reasonably request in connection with any Parent financing and the Merger, including for any offering or marketing materials or rating agency presentations; provided, however, that in no event shall the Company be required to provide any financial information or projections beyond September 30, 2009, and the Company shall use its commercially reasonable efforts to cause Ernst & Young, LLP to provide customary comfort letters in a form reasonably acceptable to Ernst & Young, LLP and consent letters in connection with the foregoing. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule or as agreed in writing by Parent, from the date hereof until the earlier of: (x) the valid termination of this Agreement in accordance with Article VIII hereto; and (y) the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to:

(a) declare, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or such Subsidiaries), except dividends and distributions paid or made on a pro rata basis by such Subsidiaries to their respective parents;

(b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(c) except as required by existing written agreements, Benefit Plans or Foreign Plans, none of which are amended after the date of the Agreement, or except as otherwise required by applicable Law: (i) provide any new benefits or increase the benefits provided to the Company’s or any Company Subsidiary’s employees, (ii) except in the ordinary course of business consistent with past practice, and except as otherwise provided in clause (iii) below, increase the compensation payable to the Company’s or any Company Subsidiary’s employees (the ordinary course of business consistent with past practice including, for this purpose, the employee salary and bonus review process and related adjustments substantially as conducted each year); (iii) increase or change the compensation payable to the Company’s directors, Executive Officers or employees having the title of Vice President or a title more senior thereto; (iv) amend or terminate any Benefit Plan or any Foreign Plan (other than any amendments or terminations made in the ordinary course of business consistent with past practice for all Company employees generally); (v) enter into or amend any employment, consulting, change of control, severance, retention, or indemnification agreement with any employee, consultant, director or officer of the Company or any Subsidiary except for renewals or replacements of existing employment agreements with current employees (other than Executive Officers and employees having the title of Vice President or a title more senior thereto) upon expiration of the term of the applicable agreement with a term no longer than one year providing for annual base salary no greater than $150,000; (vi) hire any new Executive Officers or employees having the title of Vice President or a title more senior thereto or expand the size of the Company Board of Directors; (vii) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee of the Company or any Subsidiary or any of their beneficiaries, except as required to comply with Section 409A of the Code; (viii) terminate (other than for cause) or discontinue the employment of any Executive Officer or employees of the Company having the title of Vice President or a title more senior thereto; or (ix) grant cash awards under any bonus, incentive, performance or other compensation plans or arrangements other than payments to be made in accordance with the terms of the Company’s 2008 bonus plan in respect of the period ending September 30, 2008 and the discretionary bonuses made to those employees not included in the Company’s 2008 bonus plan, in each case made in the ordinary course of business consistent with past practice, provided that the aggregate amount of such payments shall not exceed $2,240,000 in the aggregate;

(d) enter into or make any loans to any of its officers or directors (other than routine advances for business expenses in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Benefit Plan;

(e) adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(f) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, issue, sell, grant, pledge, dispose of or encumber, or authorize the issuance, sale, grant, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than: (A) issuances of shares of Common Stock in respect of any exercise or settlement of any Company Options, in each case, outstanding on the date hereof or as may be granted after the date hereof as required by existing written agreements or Benefit Plans; and (B) the acquisition of shares of Common Stock from a holder of a Company Option in satisfaction of withholding obligations or in payment of the exercise price;

(g) except (i) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (ii) the acquisition of shares of Common Stock from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required under the terms of such Company Options as in effect on the date hereof, or (iii) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities;

(h) the Company Board of Directors shall not take actions to accelerate the vesting of any Company Options as a result of the transactions contemplated hereby;

(i) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material properties or assets, except: (A) in the ordinary course of business consistent with past practice (including, without limitation, licenses to third parties of Intellectual Property of the Company in the ordinary course of business consistent with past practice); or (B) pursuant to existing agreements in effect prior to the execution of this Agreement or renewals thereof in the ordinary course consistent with past practice;

(j) whether or not in the ordinary course of business consistent with past practice, sell, dispose of, license, or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any Subsidiaries) (it being understood that this Section 5.1(j) does not prohibit the sale by the Company and its Subsidiaries of their products in the ordinary course of business consistent with past practice);

(k) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the ordinary course of business consistent with past practice;

(l) adopt or implement any stockholder rights plan;

(m) except as permitted by Section 5.2, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(n) (i) incur, assume, guarantee, or become obligated with respect to any Indebtedness other than such Indebtedness which existed at June 30, 2008 except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (ii) make any new borrowings under any existing Indebtedness of the Company, (iii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iv) make any loans, advances (other than routine advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person, other than the Company or any of its Subsidiaries, or (v) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates;

(o) make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $250,000, or make capital expenditures or other expenditures with respect to property, plant or equipment in excess of $2,500,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(p) make any change in any method of financial or Tax accounting or make or rescind any material Tax election other than changes required by GAAP or applicable Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(q) settle or compromise any Tax liability or amend any Tax return;

(r) initiate, compromise or settle any material Legal Proceeding;

(s) open or close any facility or office; or

(t) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 No Solicitation; Unsolicited Proposals.

(a) The Company shall not, nor shall it authorize or permit any Subsidiary of the Company or any of their respective Representatives to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Proposal (including without limitation (A) approving any transaction under Section 203 of the DGCL, (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL or (C) granting any amendment, waiver or release of any standstill or similar agreement with respect to the Company or the Shares); (ii) engage, continue or participate in any negotiations or discussions with any person relating to, or that is reasonably likely to lead to, an Alternative Proposal; (iii) provide or furnish, or cause to be provided or furnished, any information to any person in connection with any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an Alternative Proposal; (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, any Alternative Proposal; (v) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal; or (vi) resolve to propose or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.2(a) by any director, officer, legal counsel, financial advisor, accountant or agent of the Company or any of its Subsidiaries, or any willful or intentional violation by any other Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b) Notwithstanding anything to the contrary in Section 5.2(a), at any time prior to the adoption of this Agreement by the Company’s stockholders, the Company may (subject to the proviso at the end of this sentence), in response to an unsolicited bona fide written Alternative Proposal received after the date hereof that the Company Board of Directors has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal: (i) furnish information with respect to the Company and its Subsidiaries to the person or group making such Alternative Proposal and their Representatives and potential debt and equity financing sources pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (except no such agreement shall prohibit the Company from providing information to the Parent required to be provided hereunder) and (ii) participate in discussions or negotiations with such person or group and their respective Representatives regarding such Alternative Proposal; provided, that the Company may take such actions in clauses (i) and (ii) only if such Alternative Proposal did not result from a breach of this Section 5.2 and if the Company complies with the requirements of Section 5.2(e).

(c) Neither the Company Board of Directors nor any committee thereof shall (i) except and to the extent expressly permitted under this Section 5.2(c), withdraw or modify in a manner adverse to Parent or Merger Sub, or propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation; (ii) approve, recommend or cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Alternative Proposal (other than a confidentiality agreement in compliance with Section 5.2(b)); (iii) adopt, approve, endorse, recommend, or propose to adopt, approve, endorse or recommend, any Alternative Proposal; or (iv) resolve to propose or agree to do any of the foregoing. Notwithstanding the foregoing, the Company Board of Directors may withdraw, modify or qualify the Company Recommendation (a “Change of Company Recommendation”) if, (x) prior to the adoption of this Agreement by the Company’s stockholders, the Company Board of Directors determines in good faith that (A) in the absence of any breach of the Company’s obligations under this Section 5.2 an unsolicited bona fide written Alternative Proposal received by the Company constitutes a Superior Proposal or (B) other than in response to an Alternative Proposal and following consultation with outside counsel that the exercise of its fiduciary duties require such change to be made, and (y) (A) after the third (3rd) Business Day following Parent’s receipt of written notice (an “Adverse Recommendation Notice”) advising Parent that the Company Board of Directors desires to effect a Change of Company Recommendation (including the reasons for such change and the date on which the Board proposes to take such action), (B) in the case of an Adverse Recommendation Notice resulting from the existence of a Superior Proposal, the Company has complied with the requirements of Section 5.2(e) (including, without limitation, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal), (C) the Company provides Parent with a reasonable opportunity to make adjustments or revisions in the terms and conditions of this Agreement that the Company Board of Directors considers in good faith during such three (3) Business Day period, and (D) following the end of such three (3) Business Day period, the Company Board of Directors determines in good faith, after taking into account any and all proposed amendments or revisions made by Parent, and after consulting with its independent financial advisors and outside legal counsel, that either (1) in the case of an Adverse Recommendation Notice resulting from the existence of a Superior Proposal, the Alternative Proposal remains a Superior Proposal or, (2) alternatively, the exercise of its fiduciary duties requires such action. In the event of any material revisions to any Alternative Proposal (including, without limitation, any increase in price), the Company shall be required to deliver a new Adverse Recommendation Notice to Parent and to comply with the requirements of this Section 5.2(c) with respect to such new notice (including beginning a new three (3) Business Day period). Nothing in this Section 5.2(c) shall be deemed to permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 5.2(c) or resolve to propose or agree to do any such action unless it has terminated this Agreement pursuant to Section 8.1(a)(iii) and paid to Parent the fees specified in Section 8.2(b).

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from: (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pursuant to Rule 14d-9(f) pending disclosure of its position thereunder; or (ii) making any disclosure to its stockholders if the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board of Directors to make such disclosure would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable Law.

(e) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of: (i) any Alternative Proposal or any inquiries, proposals or offers reasonably expected to lead to an Alternative Proposal; (ii) any request for information relating to the Company or its Subsidiaries in connection with or reasonably expected to be related to an Alternative Proposal; and (iii) any inquiry or request for discussion or negotiation that would reasonably be expected to result in an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal, indication, inquiry, offer or request and the material terms and conditions of any such Alternative Proposal, indication, inquiry or offer. The Company shall (i) keep Parent promptly informed of any such discussions or negotiations regarding any such Alternative Proposal, indication, inquiry or offer or any material developments relating thereto or material changes to the terms thereof, (ii) provide to Parent promptly (and in any event within 24 hours) after receipt or delivery thereof copies of any such Alternative Proposal or any amendments thereto that are in writing or a written summary of any such oral Alternative Proposal or amendment thereto, all correspondence transmitting any such Alternative Proposal or any amendment thereto, or written materials describing the terms or conditions of any financing relating to such Alternative Proposal. The Company shall provide or make available to Parent (subject to the Confidentiality Agreement) any non-public information concerning the Company or any of its Subsidiaries not previously provided to Parent contemporaneously with providing any such information to any person making an Alternative Proposal or its Representatives.

(f) The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Proposal. The Company shall use its commercially reasonable efforts to have all copies of all non-public information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

(g) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer made by any person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, tender offer, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries; (ii) the acquisition by any person of 15% or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person of 15% or more of the outstanding shares of Common Stock or equity securities of any Subsidiary.

(h) As used in this Agreement, “Superior Proposal” shall mean a bona fide, unsolicited Alternative Proposal on terms that the Company Board of Directors determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, and taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement, the likelihood of consummation of a transaction and whether any financing required to consummate such Alternative Transaction is fully committed), to be more favorable to the Company stockholders than the transactions contemplated by this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Alternative Proposal shall be deemed to be references to “all or substantially all”; provided, that in determining whether a proposal is a Superior Proposal any Proposal to exchange shares of outstanding Common Stock for shares in another entity shall be deemed to be an acquisition of such share by such entity.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Notification of Certain Matters.

The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company, of: (a) the occurrence or non-occurrence of any fact or event whose occurrence or non-occurrence, as the case may be, would be reasonably likely to cause either: (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time as if such representation or warranty was made at such time (except to the extent such representation or warranty refers to a specific date); or (ii) any condition or requirement set forth in Article VII to be unsatisfied at any time from the date hereof to the Effective Time as if such condition or required was required to be satisfied at such time (except to the extent it refers to a specific date); and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not (except to the extent that the failure to deliver such notice, standing alone, would otherwise constitute a breach of this Agreement) prevent or cure any breach of this Agreement, limit or otherwise affect the remedies available hereunder to the party receiving such notice, the representations or warranties of the parties or the conditions to the obligations of the parties hereto. Each of the Company, Parent and Merger Sub shall give prompt notice to the other parties hereof of any notice or other communications from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall promptly inform Parent if at any time prior to the Closing any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement.

Section 6.2 Access.

(a) From the date of this Agreement until the Effective Time, the Company shall:

(i) upon reasonable prior notice, give Parent and Merger Sub, their officers and a reasonable number of their employees and their authorized Representatives, reasonable access during normal business hours and as coordinated through the Company’s Chief Financial Officer to the Company’s properties, contracts, commitments, books and records;

(ii) furnish Parent and Merger Sub on a timely basis with such financial and operating data and other information with respect to the business, properties and Company Agreements of the Company as Parent and Merger Sub may from time to time reasonably request and use its commercially reasonable efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Merger Sub the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent or Merger Sub may reasonably request. In addition, the Company shall furnish promptly to Parent: (x) a copy of each material report, schedule, statement and other document submitted or filed by it with any Governmental Entity; and (y) the internal or external reports prepared by it in the ordinary course that are reasonably required by Parent promptly after such reports are made available to the Company’s personnel;

(iii) no later than twenty (20) Business Days following the end of each calendar month, provide Parent the unaudited consolidated balance sheet of the Company as of the end of the most recently completed calendar month and the related unaudited consolidated statements of income and retained earnings and cash flows for the period from beginning of the Company’s then current fiscal year until then end of such month; and

(iv) within two (2) Business Days of any request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section).

(b) No investigation heretofore conducted or conducted, or knowledge or information obtained, pursuant to this Section 6.2 or otherwise shall affect any representation or warranty made by the parties hereunder or any conditions to the obligations of the parties hereunder or any condition or requirement set forth in Article VII.

(c) Parent and Merger Sub hereby agree that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Information,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of January 11, 2008, between the Company and Parent (the “Confidentiality Agreement”).

Section 6.3 Consents and Approvals.

(a) Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to cause the fulfillment of all conditions to the Merger and to consummate and make effective the Merger as promptly as practicable; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, waiting period terminations, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Subsidiaries, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; (iii) make or cause to be made the applications or filings required to be made by Parent, Merger Sub or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other applicable antitrust Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within five (5) Business Days, with respect to applications or filings under the HSR Act, and within ten (10) Business Days, with respect to applications or filings under any other applicable antitrust Laws, after the date hereof or sooner if required by Law; (iv) comply promptly with any request under or with respect to the HSR Act and any other applicable antitrust Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Merger; and (v) reasonably coordinate and cooperate with each other party in the making of any applications or filings (including furnishing any information the other party may require in order to make any such application or filing), or obtaining any approvals, required in connection with the Merger under the HSR Act or any other applicable antitrust Laws. Notwithstanding anything to the contrary, neither Parent nor Merger Sub (nor any of their respective Affiliates) shall have any obligation to (A) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, holding separate, license or other disposition of any assets or businesses (including any assets or business of the Company or any of its Subsidiaries); or (B) otherwise take or commit to take any actions that would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets. Neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs. Each of the Company and Parent shall promptly inform the other of any material communication with, and proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to participate in any meeting or conference call with any Governmental Entity in respect to any such filings, investigations or other inquiry, then such party shall (i) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication with such Governmental Entity, (ii) give the other party reasonable prior notice of such meeting or conference call and (iii) invite Representatives of the other party to participate in the meeting or conference call with the Governmental Entity unless prohibited by such Governmental Entity. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents required in connection with the transactions contemplated by this Agreement; provided, however, that the Company and Parent shall reasonably coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Contracts in connection with consummation of the transactions contemplated by this Agreement and seeking any such actions, notices, consents, approvals or waivers. Notwithstanding the foregoing, neither the Company, Parent nor Merger Sub shall be required to make any material payment to any third party or agree to any material limitation on the conduct of its business, in order to obtain any such consent.

(c) From the date of this Agreement until the Effective Time, each of Merger Sub and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Merger Sub or the Knowledge of the Company (as the case may be), threatened Legal Proceeding: (i) challenging or seeking material damages in connection with the Merger; or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit in any material respect the right of Parent or any affiliate of Parent to own or operate all or any portion of the businesses or assets of the Company. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider Parent’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines would reasonably be expected to adversely affect the Company’s or any other Person’s attorney client or other privilege with respect to such information.

(d) If any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger as violative of any applicable Law, each of the Company and Parent shall, and shall cause their respective affiliates to, reasonably cooperate and use their commercially reasonable efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger.

Section 6.4 Publicity.

So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 5.2. The Company and Parent agree to issue a joint press release announcing this Agreement.

Section 6.5 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses from the Company or any of its Subsidiaries now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Transactions and shall continue in full force and effect (and with respect to the Company, shall be reflected in the applicable organizational documents), for a period of six (6) years after the Effective Time. During such period, Parent shall cause the Surviving Corporation to maintain in effect, solely with respect to acts or omissions prior to the Effective Time, the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer or employee of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) in respect of actions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.5.

(b) At or prior to the Effective Time, the Company shall purchase directors’ and officers’ liability insurance and fiduciary liability insurance coverage (which by its terms shall survive the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time on terms acceptable to the Company, so long as the aggregate cost does not exceed 135% of the annual premium for the Company’s existing directors’ and officers’ liability insurance policy, less a credit for unearned premiums. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations of the Surviving Corporation thereunder.

(c) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the obligations provided in this Section 6.5.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.5 shall survive the consummation of the Transactions and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns transfers all or substantially all of its properties and assets to any person it shall make proper provision so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the respective obligations of Parent or the Surviving Corporation set forth in this Section 6.5.

Section 6.6 State Takeover Laws.

If any “control share acquisition”, “fair price” or other anti-takeover Laws enacted under state or federal Laws becomes or is deemed to become applicable to the Company or the Merger, then the Company Board of Directors shall take all action necessary to eliminate or minimize the effects of such status or regulations on the Merger.

Section 6.7 Certain Tax Matters.

During the period from the date hereof to the Effective Time, the Company shall: (i) timely (taking into account any extension of time within which to file) file all material Tax Returns required to be filed by the Company or any of its Subsidiaries and prepare such Tax Returns in all material respects in a manner consistent with past practice; (ii) timely pay all Taxes shown as due on such Tax Returns, except for such Taxes contested in good faith and for which an adequate reserve has been established in accordance with GAAP on the appropriate financial statements; and (iii) promptly notify Parent of any federal or state income or franchise, or other material Tax, suit claim, action, investigation, proceeding or audit pending against or involving the Company or any of its Subsidiaries in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including without limitation material Tax liabilities and material refund claims.

Section 6.8 Section 16.

Prior to the Effective Time, the Company may take such steps as may be reasonably necessary or advisable in order to cause any dispositions of the Company’s equity securities (including derivative securities) made by the directors and officers of the Company pursuant to the terms of this Agreement to be duly approved for purposes of Section 16(b) of the Exchange Act or exempt thereunder. Provided that the Company shall first provide to Parent the names of its stockholders and the number of shares of Common Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the Board of Directors of Parent, or an authorized committee thereof, shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the issuance of the Merger Consideration to holders of Company Options in accordance with Section 2.4.

Section 6.9 Employee Benefits Matters.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor all Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing in this Agreement shall prohibit the amendment or termination of any such Benefit Plans, Foreign Plans, arrangements and agreements in accordance with their terms and applicable Law. For a period of 12 months following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately prior to the Effective Time. Parent also shall cause the Surviving Corporation to perform the Company’s obligations under any change in control and other agreements between the Company and certain of its officers and employees unless any such officer or employee agrees otherwise.

(b) Company Employees shall continue to participate in the Benefit Plans or Foreign Plans following the Effective Time unless and until Parent chooses to have some or all of the Company Employees participate in one or more New Plans. If and to the extent Company Employees are permitted to become participants in one or more New Plans, then for purposes of vesting, waiting period, eligibility to participate, and level of benefits under such New Plans, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of time. To the extent permitted under the applicable New Plan, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and, to the extent permitted by the applicable New Plan or otherwise practicable without adverse tax consequences, Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger ending on the date such employee’s participation in the corresponding New Plan begins, and overlapping with the portion of the current plan year of such New Plan which has elapsed prior to such participation date, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that at the Effective Time a “change of control” (or similar phrase) shall occur within the meaning of the Company Stock Plans (and award agreements thereunder) and the Benefit Plans and the Foreign Plans, as applicable, including without limitation the employee change of control agreements.

(d) The Company and its Subsidiaries will, at the request of Parent prior to the Closing Date, take all action necessary to terminate any Benefit Plan subject to Section 401(k) of Code prior to the Closing on terms reasonably satisfactory to Parent.

(e) Notwithstanding the foregoing, Parent, Surviving Corporation, and their Affiliates shall not be prohibited by this Section 6.9 from treating the employees as at-will employees (subject to any contrary employment agreements or applicable Law), or terminating or transferring or changing the terms of the employment of any employee, or adopting, amending, or terminating any benefit plan or other compensatory arrangement. No provision of this Section 6.9 shall create any third party beneficiary rights in any employee or any current or former director or consultant of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

Section 6.10 Standstill Agreements; Confidentiality Agreements.

During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party, other than client and customer agreements entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice. During such period, the Company shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. The Company shall inform Parent of any actual or, to the Company’s Knowledge, threatened breaches of any such agreement and of any request by any Person to terminate, amend, modify or waive the provisions of any such agreement, and of the identity of any such Person.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger.

The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. The stockholders of the Company shall have approved the Merger and adopted this Agreement at a meeting of the Company’s stockholders at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company’s Certificate of Incorporation and By-laws.

(b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect); provided, however, that the representations and warranties made in Section 3.2(a), 3.2(b) and 3.2(c) and 3.4 shall be true and correct as of the Closing Date, except for immaterial inaccuracies, and shall not be subject to the qualification set forth above. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Third Party Consents. The Company shall have obtained all consents and approvals of third parties listed in Section 7.2(c) of the Company Disclosure Schedule.

(d) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by Parent or any of its Subsidiaries of any such shares.

(e) Resignations. Parent shall have received copies of the resignations, effective as of the Effective Time, of each director of each of the Company’s Subsidiaries.

Section 7.3 Additional Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a material adverse effect on Parent’s ability to consummate the Merger); and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time (by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company or the sole stockholder of Merger Sub:

(i) by either Parent (by action duly authorized by Parent Board of Directors, or an authorized committee thereof) or the Company (by action of the Company Board of Directors):

(1) if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach, either individually or in the aggregate with all such other breaches: (A) in the case of breach by the Company would result in any condition or requirement set forth in Section 7.2(a) or Section 7.2(b) not being satisfied; and (B) in the case of a breach by Parent or Merger Sub, shall have had or is reasonably like to have, individually or in the aggregate, a material adverse effect upon Parent or Merger Sub’s ability to consummate the Merger; provided, that, in either case (I) such breach cannot be cured or such condition cannot be satisfied or (II) such breach is not cured or such condition is not satisfied within 30 days after the receipt of notice thereof by the defaulting party from the non-defaulting party where such defaulting party continues to exercise commercially reasonable efforts to cure such breach or satisfy such condition (it being understood and agreed that this Agreement may not be terminated pursuant to this Section 8.1(a)(i)(l) by any party that is then in material breach of any representation, warranty, covenant or agreement in this Agreement);

(2) if the Effective Time shall not have occurred on or before March 1, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.l(a)(i)(2) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Effective Time to have occurred on or prior to the Outside Date;

(3) if at the Special Meeting the requisite vote of the stockholders of the Company in favor of the adoption of this Agreement shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(a)(i)(3) shall not be available to the Company (i) if, at such time, the Company is in breach of or has failed to fulfill its obligations under this Agreement or (ii) the failure to obtain the requisite vote has been caused by a breach of a Stockholder Agreement by any party thereto other than Parent); or

(ii) by Parent if: (1) the Company Board of Directors or any committee thereof shall have effected a Change of Company Recommendation (whether or not in compliance with Section 5.2); (2) the Company Board of Directors or any committee thereof shall have recommended (or proposed to recommend) any Alternative Proposal (whether or not a Superior Proposal); (3) an Alternative Proposal (whether or not a Superior Proposal) other than the Merger shall have been published, sent or given to the holders of Shares and promptly (and in any event within 10 Business Days), the Company shall not have made or sent to the holders of Shares, pursuant to Rule 14e-2 under the Exchange Act or otherwise, a statement unconditionally reaffirming the Company Board Recommendation and unconditionally recommending that such holders reject such Alternative Proposal and not tender any Shares into such Alternative Proposal if made in the form of a tender or exchange offer; (4) the Company shall have failed to include the Company Recommendation in the Proxy Statement; or (5) the Company Board of Directors or any committee thereof shall have resolved to do any of the foregoing (each, a “Company Adverse Recommendation Change”); or

(iii) by the Company, immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that: (1) the Company has not breached or violated the terms of Section 5.2 hereof; (2) subject to the terms of this Agreement, the

Company Board of Directors has effected a Change of Company Recommendation in response to such Superior Proposal pursuant to and in compliance with Section 5.2 (including the provisions of Section 5.2(c)) and authorized the Company to enter into such definitive agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement); (3) immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 8.2(b) hereof; and (4) immediately following the termination of this Agreement, the Company enters into such definitive agreement to effect such Superior Proposal.

(b) This Agreement may be terminated and the Merger may be abandoned and terminated at any time before the Effective Time, whether before or after stockholder approval thereof:

(i) if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Merger; or

(ii) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and Parent Board of Directors, or authorized committee thereof.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company arising pursuant to this Agreement, except (i) as set forth in Section 6.4, Section 8.2 and Sections 9.3 through 9.14, (ii) nothing herein shall relieve any party from liability for fraud or any willful or intentional material breach of this Agreement and (iii) the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

(b) Termination Fee.

(i) If Parent terminates this Agreement pursuant to Section 8.1(a)(ii) or pursuant to Section 8.1(a)(i)(1) as a result of the willful breach by any of the Company’s directors or Executive Officers of Section 5.2, then the Company shall pay to Parent promptly, but in no event later than two (2) Business Days after the date of such termination, a termination fee of $11,500,000 in cash (the “Termination Fee”).

(ii) If the Company terminates this Agreement pursuant to Section 8.1(a)(iii), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Termination Fee.

(iii) If: (A) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(a)(i)(2) or Section 8.1(a)(i)(3); and (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Alternative Proposal shall have been publicly announced; and (C) concurrently with, or within

12 months following such termination, the Company enters into a definitive agreement to consummate, or consummates, a Third Party Acquisition Event, then, the Company shall pay to Parent on or prior to the consummation of such Third Party Acquisition Event, the Termination Fee.

(iv) Upon payment of the Termination Fee, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub, or their respective shareholders.

(c) The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Except to the extent required by applicable Law, the Company shall not withhold any withholding taxes on any payment under this Section 8.2.

(d) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company fails to pay the Termination Fee and Parent or Merger Sub commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amounts set forth in Section 8.2(b) hereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Likewise, if the Company fails to pay the Termination Fee and Parent or Merger Sub commences a suit which results in a judgment against Parent and Merger Sub, Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein: (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable; (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2 Non-survival of Representations and Warranties.

The respective representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses.

Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees, costs and expenses.

Section 9.4 Notices.

Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Teradyne, Inc.

700 Riverpark Drive

North Reading, Mass. 01864

Attention: Eileen Casal, V.P. & General Counsel

Fax:            (978) 370-2290

with a copy (which shall not constitute notice) to:

WilmerHale

60 State Street

Boston, Massachusetts 02109

Facsimile: (617) 526-5000

Attention: Jay E. Bothwick

To the Company:

Eagle Test Systems, Inc.

2200 Millbrook Drive

Buffalo Grove, Illinois

Attention: Theodore D. Foxman

Fax: (847) 367-8640

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Facsimile: (617) 523-1231

Attention: John R. LeClaire

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.5 Certain Definitions.

For the purposes of this Agreement, the term:

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Business Days” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

“Company Material Adverse Effect” means a fact, circumstance, event, effect, change, circumstance or development or effect that, individually or in the aggregate with all other facts, circumstances, events, effects, changes, circumstances or developments occurring or existing prior to the determination of a Company Material Adverse Effect, has a material adverse effect on (a) the business, assets, liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to consummate the transactions contemplated by this Agreement, (c) the ability of Parent to operate the business of the Company and each of its Subsidiaries immediately after the Closing or (d) the ability of the officers of Parent, following the Closing, to certify without qualification to Parent’s financial statements or SEC reports as they relate to the business or operations previously conducted by the Company, but shall not include: (i) events or effects relating to or resulting from: (A) changes in general economic or political conditions or the securities, credit or financial markets to the extent such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the Company’s industry peers; (B) changes or developments in the industries in which the Company and its Subsidiaries operate to the extent such changes or developments do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the Company’s industry peers; (C) changes in Law following the date of this Agreement to the extent such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the Company’s industry peers; (D) the announcement, negotiation, existence or performance of this Agreement or the transactions contemplated by this Agreement (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors, financing sources, strategic partners or other business partners), but not including, for the avoidance of doubt, any breach or violation of a contract resulting from the Company’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; (E) the taking of any action required by this Agreement or that Parent has requested or to which Parent has expressly consented; (F) any acts of terrorism or war to the extent such acts do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the Company’s industry peers; (G) changes after the date of this Agreement in generally accepted accounting principles or the interpretation thereof; or (H) any litigation relating directly and primarily to the announcement, negotiation, execution or performance of this Agreement or the Transactions; or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, in and of itself (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect.

“Company Property” means any real property, plant, building or facility and improvements, now or heretofore, owned, leased or operated by the Company, its Subsidiaries or any of their respective predecessors.

“Company Stock Plans” mean collectively the Company’s 2003 Stock Option and Grant Plan and 2006 Stock Option and Incentive Plan.

“Contamination” means the presence of, or Release on, under, from or to, any property of any Hazardous Material, except the routine storage and use of Hazardous Materials from time to time in the ordinary course of business consistent with past practice, in compliance with Environmental Laws and in compliance with good commercial practice.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including, without limitation: (A) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and (B) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

“Environmental Law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 5101 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.

“Executive Officer” has the meaning set forth in Rule 3b-7 promulgated under the Exchange Act.

“Hazardous Materials” means: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, polychlorinated biphenyls and radon gas; and (ii) any chemicals, materials or substances regulated or defined under any applicable Environmental Law.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such Person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with GAAP), (v) in respect of letters of credit and bankers’ acceptances, (vi) under interest rate or currency swap or other derivative or hedging instruments and transactions (valued at the termination value thereof), (vii) secured by any Lien on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under any sale and lease back transaction, agreement to repurchase securities sold or other similar financing transaction and (ix) in the nature of guarantees of the obligations described in clauses (i) through (viii) above of any other Person.

“Knowledge” will be deemed to be the actual knowledge of each of the individuals listed in Schedule 9.5.

“Laws” means any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“New Plans” means the open, active employee benefit plans of Parent and its Subsidiaries in which Company Employees are made eligible to participate by Parent.

“Parent Stock” means the common stock, par value $0.125 per share, of Parent.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, migrating, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other advisors or representatives.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which: (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Entity with respect to Taxes.

“Tax Return” means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Third Party Acquisition Event” means the consummation of an Alternative Proposal; provided, that the consummation of such Alternative Proposal results in the acquisition by any third party of: (i) a majority of the outstanding Shares; or (ii) a majority (by number of shares or voting power) of the outstanding capital stock of the Company; or (iii) a majority of the assets (including the capital stock or assets of any Subsidiary) of the Company.

Section 9.6 Terms Defined Elsewhere.

The following terms are defined elsewhere in this Agreement, as indicated below:

“Adverse Recommendation Notice”	Section 5.2(c)
“Agreement”	Introduction
“Appraisal Rights”	Section 2.3(a)
“Alternative Proposal”	Section 5.2(g)
“Balance Sheet Date”	Section 3.8
“Benefit Plans”	Section 3.11(a)
“Book Entry Share” or “Book Entry Shares”	Section 2.1(c)
“Certificate of Merger”	Section 1.2
“Certificate” and “Certificates”	Section 2.1(c)
“Change of Company Recommendation”	Section 5.2(c)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Code”	Section 2.2(e)
“Common Stock”	Section 1.6(a)
“Company”	Introduction
“Company Adverse Recommendation Change”	Section 8.1(a)(ii)
“Company Agreements”	Section 3.5
“Company Board of Directors”	Recitals
“Company Disclosure Schedule”	Article III
“Company Employees”	Section 6.9(a)
“Company Financial Advisor”	Section 3.19
“Company Intellectual Property”	Section 3.15(c)
“Company Material Contracts”	Section 3.13(a)
“Company Option”	Section 2.4(a)
“Company Permits”	Section 3.17(c)
“Company Recommendation”	Section 1.6(a)
“Company SEC Documents”	Section 3.6
“Confidentiality Agreement”	Section 6.2(c)
“Designated SEC Documents’	Article III
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3(a)
“Effective Time”	Section 1.2
“Equity Award Exchange Ratio”	Section 2.5(a)
“ERISA”	Section 3.11(a)
“ERISA Affiliate”	Section 3.11(a)
“Exchange Act”	Section 1.6(a)

“Exchange Fund”	Section 2.2(a)
“Financial Statements”	Section 3.6
“Foreign Plans”	Section 3.11(a)
“GAAP”	Section 3.2(d)
“Governmental Entity”	Section 3.5
“HSR Act”	Section 3.5
“Indebtedness”	Section 3.13(c)
“Indemnified Parties”	Section 6.5(a)
“Intellectual Property”	Section 3.15(a)
“IRS”	Section 3.11(b)
“Legal Proceeding”	Section 3.10
“Merger”	Recitals
“Merger Consideration”	Section 2.l(c)
“Merger Sub”	Introduction
“Merger Sub Common Stock”	Section 2.1
“Nasdaq”	Section 3.5
“Outside Date”	Section 8.1(a)(i)
“Parent”	Introduction
“Paying Agent”	Section 2.2(a)
“Permitted Liens”	Section 3.14
“Preferred Stock”	Section 3.2(a)
“Proxy Statement”	Section 1.6(a)
“Registered Intellectual Property”	Section 3.15(d)
“Sarbanes-Oxley Act”	Section 3.6
“SEC”	Section 1.6(a)
“Securities Act”	Section 3.6
“Shares”	Section 1.6(a)
“Special Meeting”	Section 1.6(a)
“Stockholder Agreements”	Recitals
“Superior Proposal”	Section 5.2(h)
“Surviving Corporation”	Section 1.1(a)
“Termination Fee”	Section 8.2(b)
“Trade Secrets”	Section 3.15(a)
“Voting Debt”	Section 3.2(a)

Section 9.7 Interpretation.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8 Counterparts.

This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9 Entire Agreement; No Third-Party Beneficiaries.

This Agreement (including the Company Disclosure Schedule and the Confidentiality Agreement):

(a) constitutes the entire agreement (including, without limitation, the only representations and warranties) among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and

(b) except as provided in Section 6.5, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, then in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Merger in any jurisdiction or courts other than as provided herein.

Section 9.12 Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (C) IT MAKES SUCH WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.14 Enforcement; Remedies.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.15 Headings.

Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARENT:

TERADYNE, INC.

By	/s/ Michael A. Bradley
Name:	Michael A. Bradley
Title:	President and CEO

MERGER SUB:

TURIN ACQUISITION CORP.

By	/s/ Michael A. Bradley
Name:	Michael A. Bradley
Title:	President

COMPANY:

EAGLE TEST SYSTEMS, INC.

By	/s/ Leonard A. Foxman
Name:	Leonard A. Foxman
Title:	Chief Executive Officer and President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER